Exhibit 99.1

6 March 2023

Exodus to Present at JMP Securities Technology Conference
Webcast Scheduled for Mar. 7 at 3:30PM Eastern

Exodus Movement, Inc. (tZERO and Securitize ATS:EXOD), (“the Company”) the leading self-custodial cryptocurrency software platform, today announced that its management team will present at the JMP Securities Technology Conference.

Exodus CFO James Gernetzke is scheduled to present on Tuesday, March 7, 2023 at 3:30 PM ET / 12:30 PM PT. The presentation will be webcast live and available for viewing via the following link: https://wsw.com/webcast/jmp58/exod/1684800.

Interested parties may also access a recording of the presentation by visiting the “Events” section of the company’s investor relations website at https://www.exodus.com/investors.

About Exodus

Exodus is on a mission to help half the world exit the traditional finance system. Founded in 2015, Exodus is a multi-asset software wallet that removes the geek requirement and keeps design a priority to make cryptocurrency and digital assets easy for everyone. Available for desktop, mobile and browser, Exodus allows users to secure, manage and exchange cryptocurrencies like Bitcoin, Ethereum, and more across an industry-leading 10,000+ asset pairs from a beautiful, easy-to-use wallet. The self-custodial functionality is encrypted locally on users’ own devices, ensuring privacy, security and complete control over their wealth. For more info visit exodus.com.

Contact

Customer Support
support@exodus.com

Press and Investor Relations
Allysa Howell
investors@exodus.com
+1 (720) 484-1147

Disclosure Information

Exodus uses the following as means of disclosing material nonpublic information and for complying with disclosure obligations under Regulation FD: websites exodus.com/investors and exodus.com/blog; press releases; public videos, calls and webcasts; and social media: Twitter (@exodus_io and JP Richardson’s feed @jprichardson), Facebook, LinkedIn, and YouTube.

Forward-Looking Statements

This news release contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us as of the date hereof. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this document include, but are not limited to, quotations from management regarding confidence in our products, services, business trajectory and plans, certain business metrics, including anticipated revenues and net income for the year and, in particular, through the third quarter of 2022, and the timing, means and amount of anticipated stock repurchases. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and may cause actual results or performance to be materially and adversely different.

Factors that might cause such a difference include, but are not limited to:

●	expectations regarding future customer adoption of Exodus for dApps, DeFi and NFTs compared to its competitors;

●
the impact of the COVID-19 pandemic on the health and safety of our employees, users, as well as the physical and economic impacts of the various recommendations, orders, and protocols issued by local and national governmental agencies in light of continual evolution of the pandemic, including any periodic reimplementation of preventative measures in various global locations;

●	the ongoing conflict in Ukraine, the impact of sanctions or other restrictive actions, by the United States and other countries, and the potential response by Russia thereto;

●
difficulties predicting user behavior and changes in user spending habits as a result of, among other things, prevailing economic conditions, levels of employment, salaries and wages, inflation and consumer confidence, particularly in light of the pandemic and as pandemic-related restrictions are eased regionally and globally;

●	unexpected or rapid changes in the growth or decline of our domestic and/or international markets;

●	increasing competition from existing and new competitors;

●	rapidly evolving and groundbreaking advances that fundamentally alter the digital asset and cryptocurrency industry;

●	continued compliance with regulatory requirements;

●	volatility in the price of cryptocurrencies, such as Bitcoin, and other digital assets;

●
the possibility that the development and release of new products or enhancements to existing products do not proceed in accordance with the anticipated timeline or may themselves contain bugs or errors requiring remediation and that the market for the sale of these new or enhanced products may not develop as expected;

●	the risks relating to our ability to sustain or increase profitability or revenue growth in future periods (or minimize declines) while controlling expenses;

●	the compromise of user data for any reason;

●	foreign operational, political and other risks relating to our operations; and

●	the loss of key personnel, labor shortages or work stoppages.

More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion & Analysis” sections of our offering statement on Form 1-A. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.